EXHIBIT 21.1

SUBSIDIARIES OF LIVEPERSON, INC.

LivePerson Ltd. (formerly HumanClick Ltd.) — Israel
Proficient Systems, Inc. — Georgia
Kasamba Inc. — Delaware
NuConomy Ltd. — Israel